Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FG FINANCIAL GROUP, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF SEPTEMBER, A.D. 2022, AT 1:41 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5222518 8100
SR# 20223629421

Authentication: 204494536
Date: 09-27-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:41 PM 09/27/2022
FILED 01:41 PM 09/27/2022
SR 20223629421 - File Number 5222518

CERTIFICATE OF AMENDMENT
OF
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
FG FINANCIAL GROUP, INC.

(PURSUANT TO SECTION 242 OF
THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)

FG Financial Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the corporation is FG Financial Group, Inc. The corporation was originally incorporated pursuant to the General Corporation Law on October 2, 2012 under the name Maison Insurance Holdings, Inc.

2. Article IV of the of Fourth Amended and Restated Certificate of Incorporation is hereby amended by amending and restating the first paragraph of the Article IV in its entirety to read in full as follows:

> "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Million (200,000,000) shares, of which (i) One Hundred Million (100,000,000) shares shall be designated as common stock, par value $0.001 per share (the "Common Stock"), and (ii) One Hundred Million (100,000,000) shares shall be designated as preferred stock, par value $0.001 per share (the "Preferred Stock"), of which One Million (1,000,000) shares shall be designated as 8.00% Cumulative Preferred Stock, Series A (the "Cumulative Preferred Stock"). The capital of the outstanding Cumulative Preferred Stock in excess of the aggregate par value of such shares, resulting from this change in the par value of the Preferred Stock, shall be transferred to surplus."

3. This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law

4. This Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the corporation in accordance with the provisions of Section 242 of the General Corporation Law

IN WITNESS WHEREOF, this Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on September 27, 2022.

FG FINANCIAL GROUP, INC.

By: [signature]
Name: Hassan R. Baqar
Title: Executive Vice President and Chief Financial Officer